Exhibit 99.1

AMAZON.COM ANNOUNCES SECOND QUARTER RESULTS

SEATTLE—(BUSINESS WIRE) July 29, 2021—Amazon.com, Inc. (NASDAQ: AMZN) today announced financial results for its second quarter ended June 30, 2021.

•Operating cash flow increased 16% to $59.3 billion for the trailing twelve months, compared with $51.2 billion for the trailing twelve months ended June 30, 2020.
•Free cash flow decreased to $12.1 billion for the trailing twelve months, compared with $31.9 billion for the trailing twelve months ended June 30, 2020.
•Free cash flow less principal repayments of finance leases and financing obligations decreased to $0.6 billion for the trailing twelve months, compared with $21.3 billion for the trailing twelve months ended June 30, 2020.
•Free cash flow less equipment finance leases and principal repayments of all other finance leases and financing obligations decreased to $4.2 billion for the trailing twelve months, compared with $19.4 billion for the trailing twelve months ended June 30, 2020.
•Common shares outstanding plus shares underlying stock-based awards totaled 522 million on June 30, 2021, compared with 517 million one year ago.
•Net sales increased 27% to $113.1 billion in the second quarter, compared with $88.9 billion in second quarter 2020. Excluding the $2.5 billion favorable impact from year-over-year changes in foreign exchange rates throughout the quarter, net sales increased 24% compared with second quarter 2020.
•Operating income increased to $7.7 billion in the second quarter, compared with $5.8 billion in second quarter 2020.
•Net income increased to $7.8 billion in the second quarter, or $15.12 per diluted share, compared with $5.2 billion, or $10.30 per diluted share, in second quarter 2020.

“Over the past 18 months, our consumer business has been called on to deliver an unprecedented number of items, including PPE, food, and other products that helped communities around the world cope with the difficult circumstances of the pandemic. At the same time, AWS has helped so many businesses and governments maintain business continuity, and we’ve seen AWS growth reaccelerate as more companies bring forward plans to transform their businesses and move to the cloud,” said Andy Jassy, Amazon CEO. “Thank you to all of our passionate, innovative, mission-driven employees around the world for continuing to stay focused on delivering for customers—I am very excited to work with you as we invent and build for the future.”

Highlights

Investing in Employee Safety and Providing Good Jobs
•Amazon announced a first-of-its-kind partnership with the National Safety Council, a 100-year-old nonprofit that protects workers on and off the job, to invent new ways of preventing musculoskeletal disorders (MSDs), the most common workplace injury in the U.S. The five-year effort aims to reduce MSDs across a variety of industries by engaging key stakeholders, conducting new research, inventing technology and processes, and scaling the results. Amazon is investing over $300 million into safety projects in 2021, including redesigning and retrofitting workstations, re-engineering cross-dock operations and powered-industrial-truck barriers, and implementing new safety control systems.

•In the UK, Amazon announced that it is creating more than 10,000 new corporate and operations jobs and investing £10 million over three years to train up to 5,000 employees in new skills.
•Amazon surpassed its commitment to hire 25,000 U.S. veterans and military spouses by 2021 and set a new commitment to hire an additional 100,000 veterans and military spouses by 2024.
•Amazon launched the Amazon Returnship program, a new initiative to help 1,000 experienced corporate professionals outside of Amazon who have been out of work for an extended period of time return to the workforce, including people who stopped working due to COVID-19, caregiving responsibilities, or medical circumstances. Amazon offers participants a paid, 16-week work opportunity with an abbreviated interview process, dedicated support, and personalized coaching and mentoring—as well as the possibility to transition into a full-time job at Amazon.
•Amazon introduced a new mental health benefit for all of its 950,000 U.S. employees, their families, and household members, which provides free access to personalized support, including one-on-one counseling and 24/7 crisis support.
•For the fourth year in a row, Amazon was included on the Disability Equality Index’s Best Places to Work for Disability Inclusion.

Economic Impact and Small Business Empowerment
•For the second year in a row, Amazon placed No. 1 on the Progressive Policy Institute’s Investment Heroes list, which ranks U.S. companies’ investments in America. According to the study, Amazon invested more in the U.S. than any other company in 2020; was key to sustaining the economy during the COVID-19 pandemic; and helped drive economic expansion, wage growth, and job creation across the country.
•Amazon launched the Black Business Accelerator, committing $150 million over four years to help Black business owners and entrepreneurs succeed as third-party selling partners. The program aims to spur growth and advance equity for Black-owned businesses by providing financial support, education and mentorship, and marketing and promotional support.
•In the two-week lead-up to Prime Day, customers spent $1.9 billion on products from third-party sellers during the Spend $10, Get $10 promotion—more than double compared to the 2020 Prime Day small business promotion. Prime Day 2021 was the biggest two-day period ever for small and medium-sized businesses in Amazon’s stores worldwide.
•Amazon Advertising launched over 40 new features and self-service capabilities, making it easier for sellers, companies, and authors to grow their businesses by helping customers discover their brands and products. Recent launches include regional sponsored product campaign creation tools; access to educational, technical, and marketing resources via the Partner Network; and a simplified creative asset management solution. In addition, Amazon Advertising expanded the services it offers in Australia, Europe, India, Japan, and Saudi Arabia, creating more opportunities for local and global sellers and brands to grow their businesses in these regions.

Supporting Communities
•Amazon’s Housing Equity Fund has invested over $800 million of its $2 billion total. Its latest commitment of $300 million will create 3,000 affordable housing units near public transit centers in the Puget Sound region of Washington state; Arlington, Virginia; and Nashville, Tennessee.
•Amazon India sprung into urgent action to help employees, partners, sellers, customers, and communities in recent months as the country faced an increase in COVID-19 cases. Amazon helped airlift over 14,000 life-saving medical items, including 100 intensive care unit ventilators as well as 10,000 oxygen and ventilation machines. As part of its efforts, Amazon worked with partners and nonprofits to deliver items to hospitals in the most urgent need, bearing the cost of airlifts and managing the urgent movement of medical equipment. In addition, Amazon India has vaccinated over 100,000 employees and their family members and has committed to vaccinate a total of 1 million employees, sellers, partners, and dependents. Amazon committed $16.5 million in relief efforts, including direct donations and medical equipment delivery.
•In Nepal, Amazon teamed up with the United Nations World Food Programme to donate and deliver supplies to communities affected by COVID-19, including 850,000 personal protective items such as medical masks, goggles, and full-face protection for medical staff.
•Amazon’s FDA-authorized at-home COVID-19 test collection kit is now available to U.S. customers through Amazon.com. The kits are processed by Amazon’s in-house laboratory, which has processed millions of tests from over 750,000 Amazon front-line employees.

•Amazon opened its first Disaster Relief Hub in an Atlanta fulfillment center to help relief organizations respond more quickly to natural disasters in the U.S., the Caribbean, and Central America. The hub will store over 500,000 Amazon-donated relief supplies so they can be rapidly deployed when needed.
•Amazon Future Engineer (AFE), the company’s computer science education program for students from historically underserved communities, announced its most recent round of awards in the U.S., including $4 million in college scholarships and paid internships for 100 students and AFE Teacher of the Year Awards for 10 computer science educators who promote diversity and inclusion in computer science. Each of the winning teachers received a prize package to expand computer science and/or robotics education at their respective schools.
•Amazon celebrated Asian Pacific American Heritage Month in the U.S. by signing on as a founding partner of The Asian American Foundation, a new nonprofit dedicated to accelerating opportunity and prosperity for Asian American Pacific Islander (AAPI) communities. Amazon committed $10 million over five years as part of the AAPI Giving Pledge.
•Ring launched a community program with the nonprofit Strength Based Community Change to improve individual and family resiliency, and advance community safety. As part of the program, Ring donated 1,000 Ring Video Doorbells, free installation, and a Ring Protect subscription to eligible residents in Wilmington, California.

Protecting the Planet
•Amazon announced 14 new renewable energy projects in Canada, Finland, Spain, and the U.S., making Amazon the largest corporate purchaser of renewable energy in the U.S., Europe, and the world. The new projects bring Amazon’s total renewable energy investments to date to 10 gigawatts of electricity production capacity—enough to power 2.5 million U.S. homes. Amazon has reached 65% renewable energy across its business, up from 42% in 2019—putting the company on a path to power 100% of company activities with renewable energy by 2025—five years ahead of its 2030 target.
•Amazon welcomed Interpublic Group, Iron Mountain, JLL, Klarna, Macquarie Asset Management, and RELX to The Climate Pledge, joining other Pledge signatories such as PepsiCo, Uber, Microsoft, Unilever, Visa, and Colgate-Palmolive. From deploying clean energy solutions such as wind and solar, to implementing vehicle electrification and supporting nature-based climate solutions, the 112 Climate Pledge signatories are working together to significantly reduce corporate carbon emissions.
•Amazon added five new certifications to its Climate Pledge Friendly program to help shoppers find more sustainable products across grocery, household, and beauty. Amazon customers can now shop for products that are Animal Welfare Approved, EWG Verified, and Regenerative Organic Certified, as well as for those certified by Higg Index Materials and the U.S. Environmental Protection Agency’s Safer Choice program.
•The Climate Pledge Fund invested in BETA Technologies to help accelerate the development of fully electric, zero-emission aircraft and in ION Energy, a technology platform that leverages intelligent battery analytics to significantly improve the life and performance of lithium-ion batteries. The Climate Pledge Fund also joined Greentown Labs, the largest climate tech startup incubator in North America, to further engage with startups and help accelerate the transition to a low-carbon economy.
•As part of its recent debt offering, Amazon issued a $1 billion sustainability bond to further investments in tackling critical social and environmental issues. The proceeds are being used to fund projects in five areas: renewable energy, clean transportation, sustainable buildings, affordable housing, and socioeconomic advancement and empowerment.

Shopping
•Prime members in 20 countries shopped more and saved more this Prime Day than any previous Prime Day, purchasing more than 250 million items. The Fire TV Stick 4K with Alexa Voice Remote was the most popular item purchased. Prime Day also kicked off the Back-to-School shopping season with members worldwide purchasing more than 1 million laptops, 1 million headphones, 600,000 backpacks, 240,000 notebooks, 220,000 Crayola products, and 40,000 calculators.
•Prime is now available in 22 countries with the addition of Prime in Portugal, which offers members unlimited, free two-day delivery on millions of products, as well as access to Amazon Prime Video streaming.
•Business Prime now serves more than 1 million business customers of all sizes worldwide, including Chevron, Citi, and the State of Utah. Since launching in 2017, Business Prime has saved members millions of dollars by shipping over 140 million packages free of charge.

•For the first time, Amazon brought Just Walk Out technology to a full-sized grocery store, offering customers in Bellevue, Washington the option to skip the checkout line or use traditional checkout. Amazon Fresh now has 15 stores in the U.S. and five in the UK.
•Amazon Fashion expanded its head-to-toe outfit recommendations, which use machine learning models to inspire customers and help them find products that fit their unique style and complete their look. “Styling Ideas” are now available on Fashion product pages in France, Germany, India, Italy, Spain, and the U.S.
•Amazon Pharmacy introduced a six-month supply option for eligible medications, offering customers a new convenient way to purchase many of the most commonly prescribed medications. For Prime members, pharmacy purchases always include free, unlimited two-day delivery, and select medications start at just $1 per month when customers pay without insurance.
•Amazon launched the “Internet Famous” storefront, a curated selection of the top trending products on social media. The storefront showcases immersive content that allows customers to discover brands across multiple categories while engaging with their favorite influencers.
•Amazon launched its first Brand Protection Report, which detailed Amazon’s anti-counterfeiting efforts and progress in driving counterfeit to zero in its store. In 2020, Amazon invested over $700 million and employed more than 10,000 people to protect customers and sellers in its store and to stop bad actors before they list products for sale. Amazon’s verification processes prevented over 6 million attempts to create selling accounts before bad actors listed a single product for sale and seized over 2 million counterfeit products sent to its fulfillment centers before they were sent to a customer.

Entertainment
•Prime Video released new Amazon Original movies for customers worldwide, including Tom Clancy’s Without Remorse, starring Michael B. Jordan, and The Tomorrow War, starring Chris Pratt, both of which were the No. 1 streamed movie on their opening weekends. Prime members also enjoyed new and returning Amazon Original series and specials such as THEM, Solos, The Underground Railroad, Panic, Flack, Mary J. Blige’s My Life, and the Prime Day Show, as well as the seventh and final season of Bosch, the longest-running Amazon Original series to date. Additionally, Prime Video debuted over 20 local originals internationally, including Dom (Brazil), Chivas: El Rebaño Sagrado (Mexico), Clarkson’s Farm (UK), La Leyenda de Sergio Ramos (Spain), Mixte (France), and Head Above Water (Australia).
•Amazon earned 20 Emmy Award nominations, including Amazon Studios’ first-ever category nominations for a drama series (The Boys) and limited series (The Underground Railroad). Amazon also received two nominations in the TV movie category (Uncle Frank and Sylvie’s Love), along with nominations for writing (All In), choreography (Savage X Fenty Show Vol. 2), cinematography (Small Axe), visual effects (Vikings), interactive program (Welcome to the Blumhouse), and commercial (Michael B. Jordan’s Alexa ad).
•Prime Video announced streaming deals with sports leagues around the world, including: the National Football League (NFL) Thursday Night Football beginning in 2022, a year earlier than previously announced; 16 Women’s National Basketball Association (WNBA) games per season and the Commissioner’s Cup Championship Game; the Premier League in the UK; the Premiere channel to watch soccer in Brazil; and 300+ Ligue 1 soccer matches per season in France. Prime Video also streamed the first-ever French Open night matches and the Australian Swimming Trials globally.
•Peacock, NBCUniversal’s streaming service, is now available on Fire TV and Fire tablet devices. Customers can use Alexa to start watching Peacock by saying “Alexa, open Peacock.”
•Prime Video and IMDb TV announced an exclusive, multi-year licensing deal with Universal Filmed Entertainment Group (UFEG). Beginning in 2022, Prime Video will be an exclusive subscription video partner for UFEG’s slate of live-action films in the U.S., bringing films such as Jurassic World: Dominion, The 355, and Ambulance to Prime Video soon after theatrical release. With this deal, IMDb TV will be the first advertising-based streaming service to secure a major studio network window, which traditionally goes to broadcast or cable networks.
•IMDb TV announced 12 original series and development projects including a new half-hour drama from Dick Wolf, a home renovation project with Jeff Lewis, a docu-series with country superstar Luke Bryan, and a dramedy from Clea DuVall and Tegan and Sara Quin.
•Amazon Advertising announced that Amazon Streaming TV ads and Twitch now jointly reach an audience of 120 million monthly viewers across the U.S. creating more opportunities for brands to create engaging and interactive product discovery experiences across IMDb TV, Twitch, ad-supported apps on Fire TV, and Thursday Night Football on Prime Video.

•Amazon Games began a closed preview of multiplayer online PC game New World, during which it was one of the most watched games on Twitch, with hundreds of thousands of players and millions of total hours played. In addition, Amazon Games announced Lost Ark, a multiplayer action-role-playing game developed by Smilegate RPG that is scheduled to launch in North America and Europe later this year.

Amazon Devices and Services
•Amazon announced the all-new Echo Show 8 with a 13-megapixel wide-angle camera that digitally pans and zooms during video calls, and Echo Show 5 with an upgraded HD camera and more color options at a new lower price. The first Echo Show 5 Kids offers curated kid-friendly content, parental controls, a colorful design, and a one-year subscription to Amazon Kids+.
•Amazon announced a six-year collaboration with Ford to bring Alexa to millions of retail and commercial vehicles in North America. The deal is the industry’s broadest roll-out of the Built-in Alexa hands-free experience, and includes complimentary access to key Alexa features for all new and existing customers for up to three years. Ford and Amazon will also work together to deliver new voice AI-enabled features and services, including the first custom Alexa skills for Ford commercial vehicles.
•Alexa added new custom voice options, including celebrity personalities Shaquille O’Neal and Melissa McCarthy.
•Using machine learning advancements in acoustic event detection, Amazon added the ability for Alexa to start a Routine after detecting specific sounds like a baby crying, dog barking, or a person coughing or snoring. For example, customers can set up a Routine that enables their Echo device to automatically play white noise when snoring is detected.
•Samsung Appliance Division announced that Alexa will work alongside Bixby, Samsung’s personal voice assistant, on the Samsung Family Hub refrigerator. This announcement continues Amazon’s commitment to providing customers with the choice and flexibility to interact with multiple voice agents on a single device, simultaneously.
•There are now more than 900,000 registered developers, brands, and device makers building with Alexa. At Alexa Live, Amazon’s annual event for Alexa developers, Amazon introduced new ways for developers to increase revenue, engagement, and discovery. New innovations for developers include Paid Skills, Alexa Shopping Actions, Widgets, and the international expansion of In-Skill Purchasing.
•Amazon announced new features that make it easier for Alexa developers to build entertaining and useful customer experiences, including: Interactive Media Skill Components that shorten the time it takes for radio, podcast, and music providers to launch experiences on Alexa; Shared Activities Application Programming Interface (API) that enables developers to build multi-player gaming experiences; and Food Skill API that enables developers to quickly create high quality, food delivery, and pickup experiences.
•Ring announced general availability of the Floodlight Cam Wired Pro, equipped with new features like 3D Motion Detection, and introduced the Floodlight Cam Wired Plus, Ring’s most affordable outdoor floodlight camera.

Amazon Web Services
•AWS announced significant customer momentum, with new commitments and migrations from customers across many major industries.
•Telecom: Swisscom, Switzerland’s leading telecommunications company and IT services provider, selected AWS as its preferred public cloud provider to power a wide range of core applications including its 5G network, enterprise resource planning, operational support system, business support system, and communications provisioning. Bell Canada, one of Canada’s largest telecommunications companies, will use the breadth and depth of AWS technologies to create and scale new consumer and business applications and will bring AWS Wavelength to Canada.
•Financial services: BMO Financial Group, one of North America’s largest financial institutions, selected AWS as its preferred, strategic cloud provider to modernize its banking platforms and build digital financial services applications as part of the company’s ongoing digital transformation. As part of its move to personalize services, the bank is using Amazon Connect—AWS’s easy-to-use, scalable cloud contact center—to provide a seamless and more customer-centric experience for its call center, as well as to support remote working capabilities for employees. Bancolombia, Colombia’s largest bank, selected AWS as its strategic cloud provider and plans to migrate its applications to AWS.
•Automotive: Ferrari S.p.A., a leading global manufacturer of luxury, high-performance sports cars, entered into an agreement with AWS to become its official cloud, machine learning, and artificial intelligence provider. Together, AWS and Ferrari will accelerate the pace of innovation across the entire Ferrari organization, including their road cars department, GT Competitions, the Ferrari Challenge, and the Scuderia Ferrari FORMULA 1 (F1) team.
•Sports: The National Hockey League (NHL), the premier hockey league in the world, debuted two new advanced analytics during the 2021 Stanley Cup Playoffs—shot analytics and save analytics. These new stats powered by AWS appear as on-screen graphics and data visualizations during NHL games and give fans a better understanding and deeper appreciation of how their favorite players and teams perform during crucial moments.
•AWS plans to open infrastructure Regions in the United Arab Emirates (UAE) in the first half of 2022 and Israel in the first half of 2023. The new Regions will enable even more developers, startups, and enterprises as well as government, education, and nonprofits to run their applications and serve end-users from data centers located in the UAE and Israel. Globally, AWS has 81 Availability Zones across 25 geographic Regions, with plans to launch 21 more Availability Zones and seven more AWS Regions.
•AWS and Salesforce announced a significant expansion of their global strategic partnership, making it easier for customers to build and launch custom applications. The expanded partnership extends the technological capabilities of both providers, connecting Salesforce data and workflows natively into their solutions running on AWS, and making it easy for Salesforce developers to integrate AWS data and workflows into Salesforce applications. Salesforce will also embed AWS services for voice, video, artificial intelligence, and machine learning directly in new applications for sales, service, and industry vertical use cases. For example, customers can activate virtual call centers and empower high-velocity sales teams with Amazon Connect and AWS AI/ML services, pre-integrated into both Sales Cloud and Service Cloud.
•AWS announced the general availability of two industry-specific services. Amazon HealthLake is a HIPAA-eligible service for healthcare and life sciences organizations that uses machine learning to understand and extract meaningful medical information from unstructured data such as clinical observations, laboratory notes, and medical images. Amazon FinSpace is a purpose-built analytics service that reduces the time it takes financial services organizations to find, prepare, and analyze financial data from months to minutes.
•AWS announced the general availability of Amazon EBS io2 Block Express volumes, delivering storage area network (SAN) capabilities in the cloud for the first time. EBS Block Express is a next-generation storage architecture that provides the highest block storage performance without the cost or hassle of having to procure, scale, and maintain expensive on-premises SANs. With io2 volumes running on Block Express, customers get a 4x increase in performance, throughput, and capacity for existing io2 volumes, making it ideal for the most I/O-intensive, mission-critical deployments of Oracle, SAP HANA, Microsoft SQL Server, and SAS Analytics.
•AWS announced the general availability of three new container services. AWS App Runner is a fully managed container application service that makes it easier and faster for customers to build, deploy, and run containerized web applications and APIs with just a few clicks. AWS Proton is an application delivery service that makes it easier for customers to provision, deploy, and monitor the microservices that form the basis of modern container and serverless applications. Amazon Elastic Container Service (ECS) Anywhere is a new capability for Amazon ECS that enables customers to easily run, scale, secure, and manage container-based applications on-premises and at edge environments using the same APIs, cluster management, workload scheduling, monitoring, and deployment pipelines they use with Amazon ECS on AWS.
•AWS announced the general availability of Amazon DevOps Guru, a fully managed operations service that uses machine learning to make it easier for developers to improve application availability by automatically detecting operational issues and recommending specific actions for remediation. Informed by years of Amazon.com and AWS operational excellence, Amazon DevOps Guru applies machine learning to automatically analyze data like application metrics, logs, events, and traces for behaviors that deviate from normal operating patterns so developers can identify and remediate issues long before they impact customers.
•AWS announced the general availability of Amazon Location Service, a new service that makes it easier and more cost-effective for customers to add location functionality to their applications, without compromising on user privacy or data security. With Amazon Location Service, customers can embed location functionality in their applications using data from location-based service providers Esri and HERE Technologies to provide maps, points of interest, geocoding (converting location information to a point on a map), route planning, geofencing (creating virtual perimeters), or asset tracking.

Financial Guidance
The following forward-looking statements reflect Amazon.com’s expectations as of July 29, 2021, and are subject to substantial uncertainty. Our results are inherently unpredictable and may be materially affected by many factors, such as fluctuations in foreign exchange rates, changes in global economic conditions and customer spending, world events, the rate of growth of the Internet, online commerce, and cloud services, and the various factors detailed below. This guidance reflects our estimates as of July 29, 2021 regarding the impact of the COVID-19 pandemic on our operations, including those discussed above, and is highly dependent on numerous factors that we may not be able to predict or control, including: the duration and scope of the pandemic, including any recurrence; actions taken by governments, businesses, and individuals in response to the pandemic; the impact of the pandemic on global and regional economies and economic activity, workforce staffing and productivity, and our significant and continuing spending on employee safety measures; our ability to continue operations in affected areas; and consumer demand and spending patterns, as well as the effects on suppliers, creditors, and third-party sellers, all of which are uncertain. This guidance also assumes the impacts on consumer demand and spending patterns, including impacts due to concerns over the current economic outlook, will be in line with those experienced during the third quarter of 2021 to date, and the additional assumptions set forth below. However, it is not possible to determine the ultimate impact on our operations for the third quarter of 2021, or whether other currently unanticipated direct or indirect consequences of the pandemic are reasonably likely to materially affect our operations.
Third Quarter 2021 Guidance
•Net sales are expected to be between $106.0 billion and $112.0 billion, or to grow between 10% and 16% compared with third quarter 2020. This guidance anticipates a favorable impact of approximately 70 basis points from foreign exchange rates.
•Operating income is expected to be between $2.5 billion and $6.0 billion, compared with $6.2 billion in third quarter 2020. This guidance assumes approximately $1.0 billion of costs related to COVID-19.
•This guidance assumes, among other things, that no additional business acquisitions, investments, restructurings, or legal settlements are concluded.

A conference call will be webcast live today at 2:30 p.m. PT/5:30 p.m. ET, and will be available for at least three months at amazon.com/ir. This call will contain forward-looking statements and other material information regarding the Company’s financial and operating results.

These forward-looking statements are inherently difficult to predict. Actual results could differ materially for a variety of reasons, including, in addition to the factors discussed above, the amount that Amazon.com invests in new business opportunities and the timing of those investments, the mix of products and services sold to customers, the mix of net sales derived from products as compared with services, the extent to which we owe income or other taxes, competition, management of growth, potential fluctuations in operating results, international growth and expansion, the outcomes of claims, litigation, government investigations, and other proceedings, fulfillment, sortation, delivery, and data center optimization, risks of inventory management, variability in demand, the degree to which the Company enters into, maintains, and develops commercial agreements, proposed and completed acquisitions and strategic transactions, payments risks, and risks of fulfillment throughput and productivity. Other risks and uncertainties include, among others, risks related to new products, services, and technologies, system interruptions, government regulation and taxation, and fraud. In addition, additional or unforeseen effects from the COVID-19 pandemic and the global economic climate may give rise to or amplify many of these risks. More information about factors that potentially could affect Amazon.com’s financial results is included in Amazon.com’s filings with the Securities and Exchange Commission (“SEC”), including its most recent Annual Report on Form 10-K and subsequent filings.

Our investor relations website is amazon.com/ir and we encourage investors to use it as a way of easily finding information about us. We promptly make available on this website, free of charge, the reports that we file or furnish with the SEC, corporate governance information (including our Code of Business Conduct and Ethics), and select press releases, which may contain material information about us, and you may subscribe to be notified of new information posted to this site.
About Amazon
Amazon is guided by four principles: customer obsession rather than competitor focus, passion for invention, commitment to operational excellence, and long-term thinking. Amazon strives to be Earth’s Most Customer-Centric Company, Earth’s Best Employer, and Earth’s Safest Place to Work. Customer reviews, 1-Click shopping, personalized recommendations, Prime, Fulfillment by Amazon, AWS, Kindle Direct Publishing, Kindle, Career Choice, Fire tablets, Fire TV, Amazon Echo, Alexa, Just Walk Out technology, Amazon Studios, and The Climate Pledge are some of the things pioneered by Amazon. For more information, visit amazon.com/about and follow @AmazonNews.

AMAZON.COM, INC.
Consolidated Statements of Cash Flows
(in millions)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,		Twelve Months Ended June 30,
	2020	2021	2020	2021	2020	2021

CASH, CASH EQUIVALENTS, AND RESTRICTED CASH, BEGINNING OF PERIOD	$27,505	$34,155	$36,410	$42,377	$22,965	$37,842
OPERATING ACTIVITIES:
Net income	5,243	7,778	7,778	15,885	13,180	29,438
Adjustments to reconcile net income to net cash from operating activities:
Depreciation and amortization of property and equipment and capitalized content costs, operating lease assets, and other	5,748	8,038	11,110	15,546	22,843	29,687
Stock-based compensation	2,601	3,591	4,358	5,897	7,977	10,747
Other operating expense (income), net	282	18	348	48	445	(372)
Other expense (income), net	(769)	(1,258)	(204)	(2,714)	(310)	(5,092)
Deferred income taxes	465	701	787	2,404	1,063	1,063
Changes in operating assets and liabilities:
Inventories	(672)	(209)	720	(513)	(1,176)	(4,082)
Accounts receivable, net and other	(2,854)	(4,462)	(1,592)	(6,717)	(6,680)	(13,294)
Accounts payable	8,616	47	573	(8,219)	11,482	8,689
Accrued expenses and other	1,699	(1,685)	(1,063)	(5,745)	1,110	1,071
Unearned revenue	247	156	854	1,056	1,286	1,467
Net cash provided by (used in) operating activities	20,606	12,715	23,669	16,928	51,220	59,322
INVESTING ACTIVITIES:
Purchases of property and equipment	(7,459)	(14,288)	(14,254)	(26,370)	(24,263)	(52,256)
Proceeds from property and equipment sales and incentives	844	1,300	2,212	2,195	4,895	5,080
Acquisitions, net of cash acquired, and other	(118)	(320)	(210)	(950)	(1,385)	(3,066)
Sales and maturities of marketable securities	8,138	13,213	19,764	31,039	34,641	61,512
Purchases of marketable securities	(19,209)	(21,985)	(34,210)	(36,660)	(49,196)	(74,929)
Net cash provided by (used in) investing activities	(17,804)	(22,080)	(26,698)	(30,746)	(35,308)	(63,659)
FINANCING ACTIVITIES:
Proceeds from short-term debt, and other	2,433	1,176	3,050	3,102	4,145	6,848
Repayments of short-term debt, and other	(1,906)	(1,176)	(2,537)	(3,177)	(3,693)	(6,817)
Proceeds from long-term debt	9,918	18,516	9,994	18,627	10,699	19,158
Repayments of long-term debt	(205)	(41)	(241)	(80)	(1,305)	(1,392)
Principal repayments of finance leases	(2,817)	(2,804)	(5,417)	(6,210)	(10,504)	(11,435)
Principal repayments of financing obligations	(15)	(28)	(32)	(95)	(56)	(116)
Net cash provided by (used in) financing activities	7,408	15,643	4,817	12,167	(714)	6,246
Foreign currency effect on cash, cash equivalents, and restricted cash	127	234	(356)	(59)	(321)	916
Net increase (decrease) in cash, cash equivalents, and restricted cash	10,337	6,512	1,432	(1,710)	14,877	2,825
CASH, CASH EQUIVALENTS, AND RESTRICTED CASH, END OF PERIOD	$37,842	$40,667	$37,842	$40,667	$37,842	$40,667
SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid for interest on debt	$139	$179	$430	$455	$872	$942
Cash paid for operating leases	1,086	1,577	2,115	3,217	3,929	5,577
Cash paid for interest on finance leases	161	129	329	286	662	569
Cash paid for interest on financing obligations	21	35	43	68	77	127
Cash paid for income taxes, net of refunds	486	1,803	791	2,604	1,221	3,526
Assets acquired under operating leases	3,347	5,578	5,755	9,114	10,530	19,576
Property and equipment acquired under finance leases	3,155	1,642	5,321	3,709	13,110	9,976
Property and equipment acquired under build-to-suit arrangements	482	1,094	861	1,981	1,504	3,387

AMAZON.COM, INC.
Consolidated Statements of Operations
(in millions, except per share data)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2021	2020	2021

Net product sales	$50,244	$58,004	$92,085	$115,495
Net service sales	38,668	55,076	72,279	106,103
Total net sales	88,912	113,080	164,364	221,598
Operating expenses:
Cost of sales	52,660	64,176	96,917	126,579
Fulfillment	13,806	17,638	25,337	34,168
Technology and content	10,388	13,871	19,713	26,359
Marketing	4,345	7,524	9,173	13,731
General and administrative	1,580	2,158	3,032	4,145
Other operating expense (income), net	290	11	360	49
Total operating expenses	83,069	105,378	154,532	205,031
Operating income	5,843	7,702	9,832	16,567
Interest income	135	106	337	211
Interest expense	(403)	(435)	(805)	(834)
Other income (expense), net	646	1,261	240	2,958
Total non-operating income (expense)	378	932	(228)	2,335
Income before income taxes	6,221	8,634	9,604	18,902
Provision for income taxes	(984)	(868)	(1,729)	(3,024)
Equity-method investment activity, net of tax	6	12	(97)	7
Net income	$5,243	$7,778	$7,778	$15,885
Basic earnings per share	$10.50	$15.40	$15.59	$31.49
Diluted earnings per share	$10.30	$15.12	$15.32	$30.92
Weighted-average shares used in computation of earnings per share:
Basic	500	505	499	505
Diluted	509	514	508	514

AMAZON.COM, INC.
Consolidated Statements of Comprehensive Income
(in millions)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2021	2020	2021

Net income	$5,243	$7,778	$7,778	$15,885
Other comprehensive income (loss):
Foreign currency translation adjustments, net of tax of $(8), $(17), $13 and $(4)	207	159	(668)	(215)
Net change in unrealized gains (losses) on available-for-sale debt securities:
Unrealized gains (losses), net of tax of $(73), $(2), $(61) and $28	407	(6)	205	(104)
Reclassification adjustment for losses (gains) included in “Other income (expense), net,” net of tax of $0, $4, $0 and $8	(6)	(12)	(6)	(26)
Net unrealized gains (losses) on available-for-sale debt securities	401	(18)	199	(130)
Total other comprehensive income (loss)	608	141	(469)	(345)
Comprehensive income	$5,851	$7,919	$7,309	$15,540

AMAZON.COM, INC.
Segment Information
(in millions)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2021	2020	2021

North America
Net sales	$55,436	$67,550	$101,563	$131,916
Operating expenses	53,295	64,403	98,111	125,319
Operating income	$2,141	$3,147	$3,452	$6,597

International
Net sales	$22,668	$30,721	$41,774	$61,370
Operating expenses	22,323	30,359	41,826	59,756
Operating income (loss)	$345	$362	$(52)	$1,614

AWS
Net sales	$10,808	$14,809	$21,027	$28,312
Operating expenses	7,451	10,616	14,595	19,956
Operating income	$3,357	$4,193	$6,432	$8,356

Consolidated
Net sales	$88,912	$113,080	$164,364	$221,598
Operating expenses	83,069	105,378	154,532	205,031
Operating income	5,843	7,702	9,832	16,567
Total non-operating income (expense)	378	932	(228)	2,335
Provision for income taxes	(984)	(868)	(1,729)	(3,024)
Equity-method investment activity, net of tax	6	12	(97)	7
Net income	$5,243	$7,778	$7,778	$15,885

Segment Highlights:
Y/Y net sales growth:
North America	43%	22%	36%	30%
International	38	36	28	47
AWS	29	37	31	35
Consolidated	40	27	34	35
Net sales mix:
North America	62%	60%	62%	59%
International	26	27	25	28
AWS	12	13	13	13
Consolidated	100%	100%	100%	100%

AMAZON.COM, INC.
Consolidated Balance Sheets
(in millions, except per share data)

	December 31, 2020	June 30, 2021
		(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$42,122	$40,380
Marketable securities	42,274	49,514
Inventories	23,795	24,119
Accounts receivable, net and other	24,542	26,835
Total current assets	132,733	140,848
Property and equipment, net	113,114	133,502
Operating leases	37,553	43,346
Goodwill	15,017	15,350
Other assets	22,778	27,273
Total assets	$321,195	$360,319
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$72,539	$66,090
Accrued expenses and other	44,138	41,007
Unearned revenue	9,708	10,695
Total current liabilities	126,385	117,792
Long-term lease liabilities	52,573	56,297
Long-term debt	31,816	50,279
Other long-term liabilities	17,017	21,148
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.01 par value:
Authorized shares — 500
Issued and outstanding shares — none	—	—
Common stock, $0.01 par value:
Authorized shares — 5,000
Issued shares — 527 and 530
Outstanding shares — 503 and 506	5	5
Treasury stock, at cost	(1,837)	(1,837)
Additional paid-in capital	42,865	48,724
Accumulated other comprehensive income (loss)	(180)	(525)
Retained earnings	52,551	68,436
Total stockholders’ equity	93,404	114,803
Total liabilities and stockholders’ equity	$321,195	$360,319

AMAZON.COM, INC.
Supplemental Financial Information and Business Metrics
(in millions, except per share data)
(unaudited)

	Q1 2020	Q2 2020	Q3 2020	Q4 2020	Q1 2021	Q2 2021	Y/Y % Change
Cash Flows and Shares
Operating cash flow -- trailing twelve months (TTM)	$39,732	$51,220	$55,292	$66,064	$67,213	$59,322	16%
Operating cash flow -- TTM Y/Y growth	16%	42%	56%	72%	69%	16%	N/A
Purchases of property and equipment, net of proceeds from sales and incentives -- TTM	$15,395	$19,368	$25,791	$35,044	$40,803	$47,176	144%
Principal repayments of finance leases -- TTM	$10,013	$10,504	$11,054	$10,642	$11,448	$11,435	9%
Principal repayments of financing obligations -- TTM	$43	$56	$68	$53	$103	$116	106%
Equipment acquired under finance leases -- TTM (1)	$12,209	$11,952	$11,116	$9,104	$8,936	$7,295	(39)%
Principal repayments of all other finance leases -- TTM (2)	$407	$415	$413	$427	$525	$550	33%
Free cash flow -- TTM (3)	$24,337	$31,852	$29,501	$31,020	$26,410	$12,146	(62)%
Free cash flow less principal repayments of finance leases and financing obligations -- TTM (4)	$14,281	$21,292	$18,379	$20,325	$14,859	$595	(97)%
Free cash flow less equipment finance leases and principal repayments of all other finance leases and financing obligations -- TTM (5)	$11,678	$19,429	$17,904	$21,436	$16,846	$4,185	(78)%
Common shares and stock-based awards outstanding	513	517	518	518	519	522	1%
Common shares outstanding	499	501	502	503	504	506	1%
Stock-based awards outstanding	14	16	16	15	15	16	(3)%
Stock-based awards outstanding -- % of common shares outstanding	2.8%	3.2%	3.3%	3.0%	2.9%	3.1%	N/A
Results of Operations
Worldwide (WW) net sales	$75,452	$88,912	$96,145	$125,555	$108,518	$113,080	27%
WW net sales -- Y/Y growth, excluding F/X	27%	41%	36%	42%	41%	24%	N/A
WW net sales -- TTM	$296,274	$321,782	$347,946	$386,064	$419,130	$443,298	38%
WW net sales -- TTM Y/Y growth, excluding F/X	23%	28%	31%	37%	40%	36%	N/A
Operating income	$3,989	$5,843	$6,194	$6,873	$8,865	$7,702	32%
F/X impact -- favorable (unfavorable)	$63	$111	$133	$142	$107	$7	N/A
Operating income -- Y/Y growth (decline), excluding F/X	(11)%	86%	92%	74%	120%	32%	N/A
Operating margin -- % of WW net sales	5.3%	6.6%	6.4%	5.5%	8.2%	6.8%	N/A
Operating income -- TTM	$14,109	$16,868	$19,905	$22,899	$27,775	$29,634	76%
Operating income -- TTM Y/Y growth (decline), excluding F/X	(6)%	11%	36%	54%	93%	73%	N/A
Operating margin -- TTM % of WW net sales	4.8%	5.2%	5.7%	5.9%	6.6%	6.7%	N/A
Net income	$2,535	$5,243	$6,331	$7,222	$8,107	$7,778	48%
Net income per diluted share	$5.01	$10.30	$12.37	$14.09	$15.79	$15.12	47%
Net income -- TTM	$10,563	$13,180	$17,377	$21,331	$26,903	$29,438	123%
Net income per diluted share -- TTM	$20.93	$26.04	$34.21	$41.83	$52.59	$57.47	121%
______________________________
(1)For the twelve months ended June 30, 2020 and 2021, this amount relates to equipment included in “Property and equipment acquired under finance leases” of $13,110 million and $9,976 million.
(2)For the twelve months ended June 30, 2020 and 2021, this amount relates to property included in “Principal repayments of finance leases” of $10,504 million and $11,435 million.
(3)Free cash flow is cash flow from operations reduced by “Purchases of property and equipment, net of proceeds from sales and incentives.”
(4)Free cash flow less principal repayments of finance leases and financing obligations is free cash flow reduced by “Principal repayments of finance leases” and “Principal repayments of financing obligations.”
(5)Free cash flow less equipment finance leases and principal repayments of all other finance leases and financing obligations is free cash flow reduced by equipment acquired under finance leases, which is included in “Property and equipment acquired under finance leases,” principal repayments of all other finance lease liabilities, which is included in “Principal repayments of finance leases,” and “Principal repayments of financing obligations.”

AMAZON.COM, INC.
Supplemental Financial Information and Business Metrics
(in millions)
(unaudited)

	Q1 2020	Q2 2020	Q3 2020	Q4 2020	Q1 2021	Q2 2021	Y/Y % Change
Segments
North America Segment:
Net sales	$46,127	$55,436	$59,373	$75,346	$64,366	$67,550	22%
Net sales -- Y/Y growth, excluding F/X	29%	44%	39%	40%	39%	21%	N/A
Net sales -- TTM	$181,088	$197,871	$214,606	$236,282	$254,521	$266,635	35%
Operating income	$1,312	$2,141	$2,252	$2,946	$3,450	$3,147	47%
F/X impact -- favorable (unfavorable)	$5	$(4)	$—	$7	$8	$34	N/A
Operating income -- Y/Y growth (decline), excluding F/X	(43)%	37%	76%	55%	162%	45%	N/A
Operating margin -- % of North America net sales	2.8%	3.9%	3.8%	3.9%	5.4%	4.7%	N/A
Operating income -- TTM	$6,057	$6,634	$7,604	$8,651	$10,789	$11,795	78%
Operating margin -- TTM % of North America net sales	3.4%	3.4%	3.5%	3.7%	4.2%	4.4%	N/A
International Segment:
Net sales	$19,106	$22,668	$25,171	$37,467	$30,649	$30,721	36%
Net sales -- Y/Y growth, excluding F/X	20%	41%	33%	50%	50%	26%	N/A
Net sales -- TTM	$77,637	$83,935	$90,758	$104,412	$115,955	$124,008	48%
Operating income (loss)	$(398)	$345	$407	$363	$1,252	$362	5%
F/X impact -- favorable (unfavorable)	$(5)	$32	$152	$232	$270	$199	N/A
Operating income/loss -- Y/Y growth (decline), excluding F/X	338%	N/A	N/A	N/A	347%	(53)%	N/A
Operating margin -- % of International net sales	(2.1)%	1.5%	1.6%	1.0%	4.1%	1.2%	N/A
Operating income (loss) -- TTM	$(2,001)	$(1,055)	$(262)	$717	$2,367	$2,384	N/A
Operating margin -- TTM % of International net sales	(2.6)%	(1.3)%	(0.3)%	0.7%	2.0%	1.9%	N/A
AWS Segment:
Net sales	$10,219	$10,808	$11,601	$12,742	$13,503	$14,809	37%
Net sales -- Y/Y growth, excluding F/X	33%	29%	29%	28%	32%	37%	N/A
Net sales -- TTM	$37,549	$39,976	$42,582	$45,370	$48,654	$52,655	32%
Operating income	$3,075	$3,357	$3,535	$3,564	$4,163	$4,193	25%
F/X impact -- favorable (unfavorable)	$63	$83	$(20)	$(96)	$(171)	$(226)	N/A
Operating income -- Y/Y growth, excluding F/X	36%	54%	57%	41%	41%	32%	N/A
Operating margin -- % of AWS net sales	30.1%	31.1%	30.5%	28.0%	30.8%	28.3%	N/A
Operating income -- TTM	$10,053	$11,289	$12,563	$13,531	$14,619	$15,455	37%
Operating margin -- TTM % of AWS net sales	26.8%	28.2%	29.5%	29.8%	30.0%	29.4%	N/A

AMAZON.COM, INC.
Supplemental Financial Information and Business Metrics
(in millions, except employee data)
(unaudited)

	Q1 2020	Q2 2020	Q3 2020	Q4 2020	Q1 2021	Q2 2021	Y/Y % Change
Net Sales
Online stores (1)	$36,652	$45,896	$48,350	$66,451	$52,901	$53,157	16%
Online stores -- Y/Y growth, excluding F/X	25%	49%	37%	43%	41%	13%	N/A
Physical stores (2)	$4,640	$3,774	$3,788	$4,022	$3,920	$4,198	11%
Physical stores -- Y/Y growth, excluding F/X	8%	(13)%	(10)%	(7)%	(16)%	10%	N/A
Third-party seller services (3)	$14,479	$18,195	$20,436	$27,327	$23,709	$25,085	38%
Third-party seller services -- Y/Y growth, excluding F/X	31%	53%	53%	54%	60%	34%	N/A
Subscription services (4)	$5,556	$6,018	$6,572	$7,061	$7,580	$7,917	32%
Subscription services -- Y/Y growth, excluding F/X	29%	30%	32%	34%	34%	28%	N/A
AWS	$10,219	$10,808	$11,601	$12,742	$13,503	$14,809	37%
AWS -- Y/Y growth, excluding F/X	33%	29%	29%	28%	32%	37%	N/A
Other (5)	$3,906	$4,221	$5,398	$7,952	$6,905	$7,914	87%
Other -- Y/Y growth, excluding F/X	44%	41%	49%	64%	73%	83%	N/A

Stock-based Compensation Expense
Cost of sales	$41	$76	$75	$91	$90	$145	91%
Fulfillment	$260	$417	$316	$364	$342	$566	36%
Technology and content	$961	$1,421	$1,267	$1,412	$1,228	$1,887	33%
Marketing	$332	$456	$446	$476	$456	$691	52%
General and administrative	$163	$231	$184	$219	$190	$302	31%
Total stock-based compensation expense	$1,757	$2,601	$2,288	$2,562	$2,306	$3,591	38%
Other
WW shipping costs	$10,936	$13,652	$15,063	$21,465	$17,162	$17,747	30%
WW shipping costs -- Y/Y growth	49%	68%	57%	67%	57%	30%	N/A
WW paid units -- Y/Y growth (6)	32%	57%	46%	47%	44%	15%	N/A
WW seller unit mix -- % of WW paid units (6)	52%	53%	54%	55%	55%	56%	N/A
Employees (full-time and part-time; excludes contractors & temporary personnel)	840,400	876,800	1,125,300	1,298,000	1,271,000	1,335,000	52%
Employees (full-time and part-time; excludes contractors & temporary personnel) -- Y/Y growth	33%	34%	50%	63%	51%	52%	N/A
________________________
(1)Includes product sales and digital media content where we record revenue gross. We leverage our retail infrastructure to offer a wide selection of consumable and durable goods that includes media products available in both a physical and digital format, such as books, videos, games, music, and software. These product sales include digital products sold on a transactional basis. Digital product subscriptions that provide unlimited viewing or usage rights are included in “Subscription services.”
(2)Includes product sales where our customers physically select items in a store. Sales to customers who order goods online for delivery or pickup at our physical stores are included in “Online stores.”
(3)Includes commissions and any related fulfillment and shipping fees, and other third-party seller services.
(4)Includes annual and monthly fees associated with Amazon Prime memberships, as well as digital video, audiobook, digital music, e-book, and other non-AWS subscription services.
(5)Primarily includes sales of advertising services, as well as sales related to our other service offerings.
(6)Excludes the impact of Whole Foods Market.

Amazon.com, Inc.
Certain Definitions
Customer Accounts
•References to customers mean customer accounts established when a customer places an order through one of our stores. Customer accounts exclude certain customers, including customers associated with certain of our acquisitions, Amazon Payments customers, AWS customers, and the customers of select companies with whom we have a technology alliance or marketing and promotional relationship. Customers are considered active when they have placed an order during the preceding twelve-month period.
Seller Accounts
•References to sellers means seller accounts, which are established when a seller receives an order from a customer account. Sellers are considered active when they have received an order from a customer during the preceding twelve-month period.

AWS Customers

•References to AWS customers mean unique AWS customer accounts, which are unique customer account IDs that are eligible to use AWS services. This includes AWS accounts in the AWS free tier. Multiple users accessing AWS services via one account ID are counted as a single account. Customers are considered active when they have had AWS usage activity during the preceding one-month period.
Units
•References to units mean physical and digital units sold (net of returns and cancellations) by us and sellers in our stores as well as Amazon-owned items sold in other stores. Units sold are paid units and do not include units associated with AWS, certain acquisitions, certain subscriptions, rental businesses, or advertising businesses, or Amazon gift cards.

Contacts:

Amazon Investor Relations	Amazon Public Relations
Dave Fildes, amazon-ir@amazon.com	Dan Perlet, amazon-pr@amazon.com
amazon.com/ir	amazon.com/pr